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                             EXHIBIT 10.21


                          EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement"), dated as of ______________, 1998 is between CompUSA Inc., a Delaware corporation, and [Name of Employee] ("Employee").

                            R E C I T A L S:

     A. Employee has been employed by Employer, and Employer and Employee have entered into a written agreement dated as of ______________, 199__ and an amendment thereto dated as of __________________ (collectively, the "Prior Agreement"), to specify the terms and conditions of Employee's continued employment with Employer.

     B. Employer and Employee desire to replace the Prior Agreement with this Agreement.

     C. Employer considers the maintenance of a sound management team, including Employee, essential to protecting and enhancing its best interests and those of its stockholders.

     D. Employer recognizes that the possibility of a change in control of Employer may result in the departure or distraction of management to the detriment of Employer and its stockholders.

     E. Employee is a vice president of Employer and an integral member of its management team.

     F. Employer has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of selected members of Employer's management team to their assigned duties without the distraction arising from the possibility of a change in control of Employer.

     NOW, THEREFORE, in consideration of Employee's past and future employment with Employer and other good and valuable consideration including the mutual release of Employer and Employee of their respective obligations under the Prior Agreement, the parties agree as follows:

     SECTION 1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

     SECTION 2. DUTIES. Employee shall be employed as Vice President -____________ of the Company, or such other position to which he may be appointed by the Board of Directors. Employee agrees to devote his full time and best efforts to the performance of the duties attendant to his executive position with Employer.



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     SECTION 3.     TERM.  The term of employment of Employee hereunder shall
commence on the date of this Agreement (the "Commencement Date") and continue until May 1, 2000 unless earlier terminated pursuant to Section 6 or Section 10.

     SECTION 4. COMPENSATION AND BENEFITS. In consideration for the services of Employee hereunder, Employer shall compensate Employee as follows:

     (a) BASE SALARY. Until the termination of Employee's employment hereunder, Employer shall pay Employee, bi-weekly in arrears, a base salary at an annual rate of not less than $__________ (as it may be increased from time to time, the "Base Salary"). The Base Salary as then in effect may not be decreased at any time during the term of Employee's employment hereunder and shall be reviewed by Employer each October. Any increase in the Base Salary shall be in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

     (b) MANAGEMENT INCENTIVE BONUS. Employee shall be eligible to receive from Employer such annual management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Employer.

     (c) VACATION. Employee shall be entitled to 120 hours of paid vacation per year at the reasonable and mutual convenience of Employer and Employee. Unless otherwise approved by the Compensation Committee of the Board of Directors of the Company, accrued vacation not taken in any applicable period shall not be carried forward or used in any subsequent period.

     (d) INSURANCE BENEFITS. Employer shall provide accident, health, dental, disability and life insurance for Employee under the group accident, health, dental, disability and life insurance plans maintained by Employer for its full-time, salaried employees.

     (e) CAR ALLOWANCE. As a condition of Employee's employment, Employee shall from time to time be required to travel by automobile on Employer's business. Accordingly, during the term of Employee's employment hereunder, Employer shall provide Employee with an annual car allowance of $7,200, payable in equal bi-weekly installments, to cover Employee's costs of obtaining, maintaining and insuring a suitable automobile. Such amount shall be payable to Employee whether his actual costs in any particular period are less than, equal to or greater than $7,200.

     SECTION 5. EXPENSES. The parties anticipate that in connection with the services to be performed by Employee pursuant to the terms of this Agreement, Employee will be required to make payments for travel, entertainment of business associates and similar expenses. Employer shall reimburse Employee for all reasonable expenses of types authorized by Employer and incurred by Employee in the performance of his duties hereunder.
 Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.


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     SECTION 6.     TERMINATION.

     (a) GENERAL. Employee's employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 3, except that the employment of Employee hereunder shall terminate prior to such time in accordance with the following:

          (i) DEATH OR DISABILITY. Upon the death of Employee during the term of his employment hereunder or, at the option of Employer, in the event of Employee's Disability, upon 30 days' notice to Employee.

          (ii) FOR CAUSE. For "Cause" immediately upon written notice by Employer to Employee. A termination shall be for Cause if:

               (1) Employee commits a criminal act involving moral turpitude; or

               (2) Employee commits a material breach of any of the covenants, terms and provisions hereof or fails to obey lawful and proper written directions delivered to Employee by the Company's Chairman of the Board, President, Chief Executive Officer or its Board of Directors or by any of the Company's Executive Vice Presidents or Senior Vice Presidents.

          (iii) WITHOUT CAUSE. Without Cause upon notice by Employer to Employee. Without limiting the foregoing, for purposes of Section 6(b)(ii) the termination of Employee's employment hereunder upon the expiration of the term of his employment specified in Section 3 shall be treated as a termination by Employer without Cause pursuant to this
     Section 6(a)(iii).

     (b)  SEVERANCE PAY AND BONUSES.

          (i) TERMINATION UPON DEATH OR DISABILITY. Employee shall not be entitled to any Separation Payments or any other severance pay or other compensation upon termination of his employment hereunder pursuant to
     Section 6(a)(i) except for the following (which shall be paid promptly after termination, except as specified in subsection (4) below):

               (1) his Base Salary accrued but unpaid as of the date of termination;

               (2) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination;


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               (3)     compensation for accrued, unused vacation as of the date
          of termination, determined in accordance with Employer's policies and procedures then in effect; and

               (4) any bonus to which Employee would have been entitled for the Bonus Period if he were still employed hereunder on the last day of the Bonus Period. Any such bonus shall be paid to Employee at the same time bonuses are paid in respect of the Bonus Period to other employees of Employer entitled to receive bonuses for the Bonus Period. In the event the determination of Employee's bonus in respect of the Bonus Period involves any subjective assessment, such assessment shall be made in a manner most favorable to Employee. For purposes of this Section 6(b)(i)(4), the term "Bonus Period" means the full fiscal year or other applicable bonus period during which Employee's employment hereunder was terminated (or during which Employee became Disabled, in the event of a termination for Disability).

          (ii) TERMINATION WITHOUT CAUSE; SEPARATION PAYMENTS. In the event Employee's employment hereunder is terminated pursuant to Section 6(a)(iii), Employer shall pay Employee Separation Payments as Employee's sole remedy in connection with such termination. "Separation Payments" are payments made at the bi-weekly rate of Employee's Base Salary in effect immediately preceding the date of termination. Separation Payments shall be made for six months after the date of termination (the "Separation Payment Period") and shall be paid by Employer in equal bi-weekly payments in arrears. Separation Payments shall be reduced by the amount of any personal services income earned by Employee during the Separation Payment Period. Separation Payments shall be made for the number of months specified above without regard to the number of months remaining in the term of this Agreement. Notwithstanding the foregoing, Employer's obligation to make, and Employee's right to receive, Separation Payments shall terminate immediately upon any violation by Employee of any covenant contained in Section 8 or 9 hereof. Employer shall also promptly pay Employee the following:

               (1) his Base Salary accrued but unpaid as of the date of termination;

               (2) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination; and

               (3) compensation for accrued, unused vacation as of the date of termination, determined in accordance with Employer's policies and procedures then in effect.

     This Section 6(b)(ii) is subject to the provisions of Section 10(j) dealing with the coordination of payments in the event of a Change In Control.



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          (iii)  TERMINATION FOR CAUSE; VOLUNTARY TERMINATION.  Employee shall not be entitled to any Separation Payments or any other severance pay or other compensation upon termination of his employment hereunder pursuant to Section 6(a)(ii), or upon Employee's voluntary termination of his employment hereunder, except for the following (which shall be paid promptly after termination):

               (1) his Base Salary accrued but unpaid as of the date of termination;

               (2) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination; and

               (3) compensation for accrued, unused vacation as of the date of termination, determined in accordance with Employer's policies and procedures then in effect.

     (c) TRANSFERS OF EMPLOYMENT. Employee's employment hereunder shall continue until the earlier of the following:

          (i)    Employee's employment with all Employers terminates; or

          (ii) the last Employer (other than the Company) by which Employee is employed under this Agreement ceases to be a subsidiary or affiliate of the Company. For purposes of Section 6(b)(ii), the termination of Employee's employment hereunder pursuant to this Section 6(c)(ii) shall be treated as a termination by Employer without Cause pursuant to
     Section 6(a)(iii).

     SECTION 7.  INVENTIONS; ASSIGNMENT.

     (a) INVENTIONS DEFINED. All rights to discoveries, inventions, improvements, designs, work product and innovations (including without limitation all data and records pertaining thereto) that relate to the business of Employer, whether or not specifically within Employee's duties or responsibilities and whether or not patentable, copyrightable or reduced to writing, that Employee may discover, invent, create or originate during the term of his employment hereunder or otherwise, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer ("Inventions"), shall be the exclusive property of Employer. Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer's expense, in obtaining, defending and enforcing Employer's rights therein. Employee hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.


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     (b)  COVENANT TO ASSIGN AND COOPERATE.  Without limiting the generality of the foregoing, Employee shall assign and transfer, and does hereby assign and transfer, to Employer the world-wide right, title and interest of Employee in the Inventions. Employee agrees that Employer may file copyright registrations and apply for and receive patents (including without limitation Letters Patent in the United States) for the Inventions in Employer's name in such countries as may be determined solely by Employer. Employee shall communicate to Employer all facts known to Employee relating to the Inventions and shall cooperate with Employer's reasonable requests in connection with vesting title to the Inventions and related copyrights and patents exclusively in Employer and in connection with obtaining, maintaining, protecting and enforcing Employer's exclusive copyrights and patent rights in the Inventions.

     (c) SUCCESSORS AND ASSIGNS. Employee's obligations under this Section 7 shall inure to the benefit of Employer and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer in the Inventions.

     (d) CONSIDERATION AND EXPENSES. Employee shall perform his obligations under this Section 7 at Employer's expense, but without any additional or special compensation therefor.

     SECTION 8.  CONFIDENTIAL INFORMATION.

     (a) ACKNOWLEDGMENT OF PROPRIETARY INTEREST. Employee acknowledges that all Confidential Information is a valuable, special and unique asset of Employer's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee acknowledges the proprietary interest of Employer in all Confidential Information. Employee agrees that all Confidential Information learned by Employee during his employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer. Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

     (b) CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" means all confidential and proprietary information of Employer, written, oral or computerized, as it may exist from time to time, including without limitation
(i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client and supplier lists and any other information about Employer's relationships with others, (viii) historical financial information and financial projections, (ix) pricing, product rotation, product return and similar formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and (xi) all information related to the business, products, purchases or sales of Employer or any of its suppliers and customers, other than information that is publicly available.


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     (c)  COVENANT NOT TO DIVULGE CONFIDENTIAL INFORMATION.  Employer is
entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer. This Section 8 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement or of Employee's employment with Employer for any reason.

     (d) RETURN OF MATERIALS AT TERMINATION. In the event of any termination or cessation of his employment with Employer for any reason, Employee shall promptly deliver to Employer all property of Employer, including without limitation all documents, data and other information containing, derived from or otherwise pertaining to Confidential Information.
 Employee shall not take or retain any property of Employer, including without limitation any documents, data or other information, or any reproduction or excerpt thereof, containing, derived from or pertaining to any Confidential Information. The obligation of confidentiality set forth in this Section 8 shall continue notwithstanding Employee's delivery of such documents, data and information to Employer.

     SECTION 9.  NONCOMPETITION.

     (a) COVENANT NOT TO COMPETE. Employee acknowledges that during the term of his employment Employer has agreed to provide to him, and he shall receive from Employer, special training and knowledge, including without limitation the Confidential Information. Employee acknowledges that the Confidential Information is valuable to Employer and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by Employer by the enforcement of the covenant not to compete contained in this Section 9. Employee also acknowledges that such covenant not to compete is ancillary to other enforceable agreements of the parties, including without limitation the agreements regarding Confidential Information in
Section 8 and the agreements regarding the payment of Separation Payments and other severance pay and of the Termination Payment in Section 6 and Section 10, respectively. Therefore, for a period of one year after termination of Employee's employment hereunder (unless extended pursuant to the terms of this Section 9), Employee shall not directly or indirectly

          (i) engage, alone or as a shareholder, partner, member, manager, director, officer, employee of or consultant to any other business organization that engages or is planning to engage, anywhere in North America or in any other geographic area in or with respect to which Employee has any duties or responsibilities during the term of his employment with Employer, in any business activities that


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               (1)     relate to the wholesale, direct or retail sale of
          computer hardware, software, peripherals, training or other computer related services (the "Designated Industry"); or

               (2) were either conducted by Employer prior to the termination of Employee's employment hereunder or proposed to be conducted by Employer at any time prior to the time of such termination;

          (ii) divert to any competitor of Employer any customer of Employer; or

          (iii) solicit or encourage any director, officer, employee of or consultant to Employer to end his relationship with Employer or commence any such relationship with any competitor of Employer.

     Notwithstanding the foregoing, (i) the entities listed on Exhibit A shall be deemed to be engaged in the Designated Industry and to be competitors of Employer and (ii) Employee's noncompetition obligations hereunder shall not preclude Employee from owning less than five percent of the voting power or economic interest in any publicly traded corporation conducting business activities in the Designated Industry.

     (b)  NO OFFSET.  The representations and covenants contained in this
Section 9 on the part of Employee shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim (monetary or otherwise) or cause of action of Employee against Employer or any officer, director or shareholder of Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants of Employee contained in this
Section 9.

     (c) EXTENSION OF DURATION; SURVIVAL. If Employee violates any covenant contained in this Section 9, Employer shall not, as a result of such violation or the time involved in obtaining legal or equitable relief therefor, be deprived of the benefit of the full period of any such covenant.
 Accordingly, the covenants of Employee contained in this Section 9 shall be deemed to have the duration specified in Section 9(a), which period shall be extended by a number of days equal to the sum of (i) the total number of days Employee is in violation of any of the covenants contained in this Section 9 prior to the commencement of any litigation relating thereto and (ii) the total number of days the parties are involved in such litigation, through the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Employee in this Section 9. This Section 9 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement or of Employee's employment with Employer for any reason.

     (d) SEVERABILITY. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall be immediately amended to only

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such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     SECTION 10. TERMINATION OF EMPLOYMENT IN CONNECTION WITH A CHANGE IN
                 CONTROL.

     (a) APPLICABILITY. The provisions of this Section 10 shall apply in lieu of all conflicting provisions in this Agreement in the event Employee's employment with Employer is terminated in a Triggering Termination. Each of the following events constitutes a "Triggering Termination" when Employee's employment with Employer is:

          (i) actually terminated by Employer during an Applicable Period for any reason other than for Good Reason;

          (ii) Constructively Terminated by Employer during an Applicable Period for any reason other than for Good Reason;

          (iii) terminated by Employee for any reason other than death, or for no reason, in the period commencing 180 days after the Change In Control and ending 210 days after the Change In Control; or

          (iv) terminated pursuant to Section 6(c)(ii) during an Applicable Period.

     (b)  TERMINATION PAYMENT.

          (i) AMOUNT. Upon the occurrence of a Triggering Termination, Employer shall pay Employee a lump sum payment in cash (the "Termination Payment") equal to one times the sum of the following items:

               (1) Employee's annualized base compensation determined by using the highest annual base compensation rate in effect at any time during Employee's employment with Employer;

               (2) two times the Target Bonus that would be payable to Employee by Employer for the bonus period in which the Change In Control occurred; provided that the amount determined under this
          Section 10(b)(i)(2) shall not be less than 60% of the amount determined under Section 10(b)(i)(1);

               (3) Employee's annualized car allowance determined using the highest car allowance rate in effect at any time during Employee's employment with Employer;



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               (4)     the amount of Employee's Base Salary accrued but unpaid
          as of the date of the Triggering Termination;

               (5) reimbursement under Section 5 for unpaid expenses incurred in the performance of his duties hereunder prior to the date of the Triggering Termination;

               (6) any other benefit accrued but unpaid as of the date of the Triggering Termination; and

               (7) an amount that represents the estimated cost to Employee of obtaining accident, health, dental, disability and life insurance coverage for the 12 month period following the expiration of his continuation (COBRA) rights; provided that this Section 10(b)(i)(7) shall be applied without regard to, and the amount payable under this
          Section 10(b)(i)(7) is in addition to, any continuation (COBRA) rights or conversion rights under any plan provided by Employer, which rights are not affected by any provision hereof.

          (ii) TIME FOR PAYMENT; INTEREST. Employer shall pay the Termination Payment to Employee concurrently with the Triggering Termination or, if the Triggering Termination occurs before the Change In Control, concurrently with the Change In Control. Employer's obligation to pay to Employee any amounts under this Section 10, including without limitation the Termination Payment and any Gross Up Payment due under Section 10(d), shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

     (c) CHANGE IN CONTROL. A Change In Control shall be deemed to have occurred for purposes hereof when any Person meets the requirements for becoming an Acquiring Person, whether or not a Distribution Date occurs or the Rights are redeemed by Employer, as those terms are defined in the Rights Agreement between the Company and Bank One, Texas, N.A. as Rights Agent (American Stock Transfer & Trust Company became successor Rights Agent as of August 19, 1996), dated as of April 29, 1994 (the "Rights Agreement"); provided that a Change In Control shall not be deemed to have occurred for purposes hereof with respect to any Person meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended.

     (d)  GROSS UP PAYMENT.

          (i) EXCESS PARACHUTE PAYMENT. If Employee incurs the tax (the "Excise Tax") imposed by Section 4999 of the Code on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code as the result of any payments or distributions by Employer to or for the benefit of Employee (whether paid or payable or distributed or


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     distributable pursuant to the terms of this Agreement or otherwise) or as a result of the acceleration of vesting of Options, Restricted Stock or other rights (collectively, the "Payments"), or if Employee would incur the Excise Tax if the Change In Control satisfied the requirements of Section 280G(b)(2)(A)(i) of the Code, then without regard to whether the Change In Control in fact satisfies the requirements of Section 280G(b)(2)(A)(i) of the Code, Employer shall pay to Employee an amount (the "Gross Up Payment") such that the net amount retained by Employee, after deduction of (1) any Excise Tax owed, or that would be owed if the Change In Control satisfied the requirements of Section 280G(b)(2)(A)(i) of the Code, upon any Payments (other than payments provided by this Section 10(d)(i)) and (2) any federal, state and local income and employment taxes owed (together with penalties and interest) and Excise Tax owed, or that would be owed if the Change In Control satisfied the requirements of Section 280G(b)(2)(A)(i) of the Code, upon the payments provided by this Section 10(d)(i), shall be equal to the amount of the Payments (other than payments provided by this Section 10(d)(i)).

          (ii) APPLICABLE RATES. For purposes of determining the Gross Up Payment amount, Employee shall be deemed:

               (1) to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individual taxpayers in the calendar year in which the Gross Up Payment is made (which rate shall be adjusted as necessary to take into account the effect of any reduction in deductions, exemptions or credits otherwise available to Employee had the Gross Up Payment not been received);

               (2) to pay additional employment taxes as a result of the receipt of the Gross Up Payment in an amount equal to the highest marginal rate of employment taxes applicable to wages; provided that if any employment tax is applied only up to a specified maximum amount of wages, such limit shall be taken into account for purposes of such calculation; and

               (3) to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee's residence on the date of the Triggering Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

          (iii) DETERMINATION OF GROSS UP PAYMENT AMOUNT. The determination of the Gross Up Payment amount shall be made, at Employer's expense, by Ernst & Young LLP or another nationally recognized public accounting firm selected by Employee (in either case, the "Accountants"). If the Excise Tax amount payable by Employee, based upon a "Determination," is different from the Excise Tax amount computed by the Accountants for purposes of determining the Gross Up Payment amount, then appropriate adjustments to the Gross Up Payment amount shall be made in the manner provided in Section


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     10(d)(iv).  For purposes of determining the Gross Up Payment amount prior to any Determination of the Excise Tax amount, the following assumptions shall be utilized:

               (1) that portion of the Termination Payment that is attributable to the items described in Sections 10(b)(i)(1), (2), (3) and (7), and the Gross Up Payment, shall be treated as Parachute Payments;

               (2) no portion of any payment made pursuant to Sections 10(b)(i)(4), (5) or (6) or Section 11(c) shall be treated as a Parachute Payment;

               (3) the amount payable to Employee pursuant to Section 10(k) shall be:


                    (I) deemed to be equal to 15% of the amount determined under Section 10(b)(i)(1);

                    (II) deemed to have been paid immediately following the Change In Control;

                    (III) deemed to include the additional amount payable under Section 10(k), if any, for additional taxes payable by Employee as a result of the receipt of the payment described in
               Section 10(k); and

                    (IV)      treated 100% as a Parachute Payment;

               (4) the "ascertainable fair market value" (as set forth in Prop. Treas. Reg. Section 1.280G-1, Q&A 13) of the Options, the vesting of which was accelerated by the Change In Control as provided in the Incentive Plan and as further provided in Section 10(i), shall be equal to the product of (I) and (II) as set forth below:

                    (I)       the number of shares covered by such Options; and

                    (II)      the difference between:

                         a. the fair market value per share of the underlying common stock as of the date of the Change In Control; and

                         b. the exercise price per share of stock subject to such Options; and

               (5) for purposes of applying the rules set forth in Prop. Treas. Reg. Section 1.280G-1, Q&A 24(c) to a payment described in Prop. Treas. Reg. Section 1.280G-1, Q&A 24(b), the amount reflecting the lapse of the obligation to continue performing services shall be equal to the minimum amount allowed for such payment as set forth in Prop. Treas. Reg. Section 1.280G-1, Q&A 24(c)(2) (or if Prop. Treas. Reg. Section 1.280G-1 has been superseded by temporary or final regulations, the minimum amount provided for in any temporary or final regulations that supersede Prop. Treas. Reg. Section 1.280G-1 and that are applicable to the Termination Payment, Gross Up Payment, or both).

          (iv) TIME FOR PAYMENT. Employer shall pay the estimated Gross Up Payment amount in cash to Employee concurrent with the payment of the Termination Payment. Employee and Employer agree to reasonably cooperate in the determination of the actual Gross Up Payment amount. Further, Employee and Employer agree to make such adjustments to the estimated Gross Up Payment amount as may be necessary to equal the actual Gross Up Payment amount based upon a Determination, which in the case of Employee shall refer to refunds of prior overpayments and in the case of Employer shall refer to makeup of prior underpayments.

     (e) TERM. Notwithstanding the provisions of Section 3, if a Change In Control occurs prior to April 30, 2000, Sections 10, 11 and 12 shall continue in effect for a period of 24 months after the date of the Change In Control.

     (f) NO DUTY TO MITIGATE DAMAGES. Employee's rights and privileges under this Section 10 shall be considered severance pay in consideration of his past service and his continued service to Employer from the Commencement Date, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment.

     (g) ARBITRATION. Except as provided in Section 10(i) and in Section 11(d) with respect to Section 10(l), any controversy or claim arising out of or relating to this Section 10, or the breach thereof, shall be settled exclusively by arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in, and enforced by, any court having jurisdiction thereof.

     (h) NO RIGHT TO CONTINUED EMPLOYMENT. This Section 10 shall not give Employee any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein.

     (i) RESTRICTED STOCK AND EXERCISE OF STOCK OPTIONS. Employee may hold options ("Options") issued under the Incentive Plan that become immediately exercisable upon a Change In Control. In addition, Employee may hold restricted stock ("Restricted Stock") issued under the Incentive Plan pursuant to which applicable restrictions will lapse upon a Change In Control. Employer shall take no action to facilitate a transaction involving a Change In Control, including without limitation redemption of the Rights issued pursuant to the Rights Agreement, unless it has taken such action as may be necessary to ensure that Employee has the opportunity to exercise all

Options he may then hold, and obtain certificates containing no restrictive legends in respect of any Restricted Stock he may then hold, at a time and in a manner that shall give Employee the opportunity to sell or exchange the securities of Employer acquired upon exercise of his Options and upon receipt of unrestricted certificates for shares of Common Stock in respect of his Restricted Stock, if any (collectively, the "Acquired Securities"), at the earliest time and in the most advantageous manner any holder of the same class of securities as the Acquired Securities is able to sell or exchange such securities in connection with such Change In Control. Employer acknowledges that its covenants in the preceding sentence (the "Covenants") are reasonable and necessary in order to protect the legitimate interests of Employer in maintaining Employee as one of its employees and that any violation of the Covenants by Employer would result in irreparable injuries to Employee, and Employer therefore acknowledges that in the event of any violation of the Covenants by Employer or its directors, officers or employees, or any of their respective agents, Employee shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief in order to (i) obtain specific performance of the Covenants, (ii) obtain specific performance of the exercise of his Options, delivery of certificates containing no restrictive legends in respect of his Restricted Stock and the sale or exchange of the Acquired Securities in the advantageous manner contemplated above or (iii) prevent violation of the Covenants; provided nothing in this Agreement shall be deemed to prejudice Employee's rights to damages for violation of the Covenants.

     (j)  COORDINATION WITH OTHER PAYMENTS.

          (i)    After the termination of Employee's employment hereunder:

               (1)     if Employee is entitled to receive Separation Payments;
          and

               (2) Employee subsequently becomes entitled to receive a Termination Payment, Gross Up Payment or both, then,

          (ii) prior to the disbursement of the Termination Payment and Gross Up Payment:

               (1) the payment date of all unpaid Separation Payments shall be accelerated to the payment date of the Termination Payment and such Separation Payments shall be made (in this event, Employer waives any requirement that Employee reduce the Separation Payments by the amount of any income earned by Employee thereafter); and

               (2) the Termination Payment shall be reduced by the amount of the Separation Payments so accelerated and made.

     (k) OUTPLACEMENT SERVICES. If Employee becomes entitled to receive a Termination Payment under this Section 10, Employer agrees to reimburse Employee for the amount of any outplacement consulting fees and expenses incurred by Employee during any Applicable Period and during the two-year period following the Change In Control; provided that the aggregate amount reimbursed by Employer shall not exceed 15% of the amount determined pursuant to Section 10(b)(i)(1). In addition and as to each reimbursement payment, to the extent that any reimbursement under this Section 10(k) is subject to federal, state or local income taxes, Employer shall pay Employee an additional amount such that the net amount retained by Employee, after deduction of any federal, state and local income tax on the reimbursement and such additional amount, shall be equal to the reimbursement payment. All amounts under this Section 10(k) shall be paid by Employer within 15 days after Employee's presentation to Employer of any statements of such amounts and thereafter shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

     (l)  NONCOMPETITION.

          (i) Employee acknowledges that during the term of his employment Employer has agreed to provide to him, and he shall receive from Employer, special training and knowledge, including without limitation the Confidential Information. Employee acknowledges that the Confidential Information is valuable to Employer and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by Employer by the enforcement of the covenant not to compete contained in this Section 10(l). Employee also acknowledges that such covenant not to compete is ancillary to other enforceable agreements of the parties, including without limitation the agreements regarding Confidential Information in Section 8 and the agreements regarding the payment of the Termination Payment in this Section 10. Therefore, following the occurrence of a Triggering Termination, Employee shall not directly or indirectly

               (1) for a period of one year following the date of the Triggering Termination (unless extended pursuant to the terms of this Section 10(l)) engage, alone or as a shareholder, partner, member, manager, director, officer, employee of or consultant to, any entity other than Employer that is in existence on the date of the Triggering Termination and is at that time engaged directly, or indirectly through any subsidiary, division or other business unit (individually, an "Entity"), anywhere in North America or in any other geographic area in or with respect to which Employee has any duties or responsibilities during the term of his employment with Employer, in retail or direct sales of computer hardware, software, peripherals, training or other computer related services to end users (the "Change In Control Designated Industry"); or

               (2) for a period of one year following the date of the Triggering Termination (unless extended pursuant to the terms of this Section 10(l)) solicit or encourage any director, officer, employee of or consultant to Employer to end his relationship with Employer and commence any such relationship with any competitor of Employer in the Change In Control Designated Industry.

          (ii) Notwithstanding the foregoing, an Entity shall not be deemed to be engaged in the Change In Control Designated Industry if retail and direct sales of computer hardware, software, peripherals, training or other computer related services to end users are incidental to such Entity's business. Retail and direct sales of computer hardware, software, peripherals, training or other computer related services shall be deemed incidental to an Entity's business so long as

               (1) the aggregate of such sales by such Entity is 40% or less of the total sales of such Entity for the full fiscal quarter of such Entity immediately preceding the date of the Triggering Termination or any of the eight immediately subsequent fiscal quarters of such Entity; and

               (2) such Entity is not a member of a group of Entities under common control that includes one or more Computer Sales Entities; provided that the foregoing restriction shall be deemed not to have been violated if Employee terminates his employment or other prohibited relationship with an Entity promptly after his discovery that the Entity first became a Computer Sales Entity (during the term of his relationship) during the preceding fiscal quarter of such Entity. A "Computer Sales Entity" is defined as an Entity whose retail and direct sales of computer hardware, software, peripherals, training and other computer related services to end users, in the aggregate, are more than 40% of the total sales of such Entity, measured over any fiscal quarter.

          (iii) The representations and covenants contained in this Section 10(l) on the part of Employee shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim (monetary or otherwise) or cause of action of Employee against Employer or any officer, director or shareholder of Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants of Employee contained in this Section 10(l).

          (iv) If Employee violates any covenant contained in this Section 10(l), Employer shall not, as a result of such violation or the time involved in obtaining legal or equitable relief therefor, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Employee contained in this Section 10(l) shall be deemed to have durations as specified in Section 10(l)(i)(1) and (2), which periods shall be extended by a number of days equal to the sum of (i) the total number of days Employee is in violation of any of the covenants contained in this Section 10(m) prior to the commencement of any litigation relating thereto and (ii) the total number of days the parties are involved in such litigation, through the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Employee in this Section 10(l).

     This Section 10(l) shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement.

          (v) If at any time the provisions of this Section 10(l) are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(l) shall be considered divisible and shall be immediately amended to only such area, duration or scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 10(l) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Notwithstanding the foregoing, Employee's noncompetition obligations hereunder shall not preclude Employee from owning stock with less than five percent of the voting power or economic interest in any publicly traded corporation conducting business activities in the Change In Control Designated Industry.

     SECTION 11. GENERAL.

     (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this
Section 11(a):

     If to Employer, to:                     with a copy to:

     CompUSA Inc.                            Thompson & Knight, P.C.
     14951 North Dallas Parkway              1700 Pacific Avenue, Suite 3300
     Dallas, Texas  75240                    Dallas, Texas  75201
     Attention:  Chairman of the Board       Attention:  Fred W. Fulton
     Facsimile Number:  (972) 982-4813       Facsimile Number:  (214) 969-1751

     If to Employee, to:

     _____________________________

     _____________________________

     (b) WITHHOLDING; NO OFFSET. All payments required to be made to Employee by Employer under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payments under Section 10 shall be subject to offset or reduction attributable to any amount Employee may owe to Employer or any other person.

     (c) LEGAL AND ACCOUNTING COSTS. Employer shall pay all attorneys' and accountants' fees and costs incurred by Employee as a result of any breach by Employer of its obligations under this Agreement, including without limitation all such costs incurred in contesting or disputing any determination made by Employer under Section 10 or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment under Section 10. Reimbursements of such costs shall be made by Employer within 15 days after Employee's presentation to Employer of any statements of such costs and thereafter shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

     (d) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 7, 8, 9 and 10(l), Employer shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.

     (e) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (f) WAIVERS. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

     (g) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     (h) CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     (i) REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto," "hereunder" and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

     (j) BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Employee and the successors and assigns of Employer. This Agreement may be assigned by the Company or any Employer to any Employer; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

     (k) ENTIRE AGREEMENT; EFFECT ON PRIOR AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof (including without limitation the Prior Agreement, which is hereby terminated) and may not be amended except by a written instrument hereafter signed by each of the parties hereto. Employee and the Company hereby agree that, if any other employment agreement between Employee and the Company (or any other Employer) is in existence on the Commencement Date, then this Agreement shall supersede such other employment agreement in its entirety, and such other employment agreement shall no longer be of any force and effect after the date hereof.

     (l) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

     (m) GENDER AND NUMBER. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

     (n) ASSISTANCE IN LITIGATION. During the term of this Agreement and for a period of two years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to Employer as may reasonably be required by Employer in connection with any litigation in which Employer is, or may become, a party and with respect to which Employee's particular knowledge or experience would be useful. Employer shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in rendering such assistance. The provisions of this Section 11(n) shall continue in effect notwithstanding termination of Employee's employment hereunder for any reason.

     SECTION 12. DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

     (a)  ACCOUNTANTS has the meaning ascribed to it in Section 10(d)(iii).

     (b)  ACQUIRED SECURITIES has the meaning ascribed to it in Section 10(i).

     (c) AGREEMENT has the meaning ascribed to it in the heading of this document.

     (d) APPLICABLE PERIOD means, with respect to any Change In Control, the period of 27 months commencing 3 months before the Change In Control and ending 24 months after the Change In Control.

     (e)  BASE SALARY has the meaning ascribed to it in Section 4(a).

     (f)  CAUSE has the meaning ascribed to it in Section 6(a)(ii).

     (g)  CHANGE IN CONTROL has the meaning ascribed to it in Section 10(c).

     (h) CHANGE IN CONTROL DESIGNATED INDUSTRY has the meaning ascribed to it in Section 10(l)(i)(1).

     (i)  CODE means the Internal Revenue Code of 1986, as amended.

     (j)  COMMENCEMENT DATE has the meaning ascribed to it in Section 3.

     (k)  COMPANY means CompUSA Inc., a Delaware corporation.

     (l) COMPUTER SALES ENTITY has the meaning ascribed to it in Section 10(l)(ii)(2).

     (m)  CONFIDENTIAL INFORMATION has the meaning ascribed to it in Section
8(b).

     (n) CONSTRUCTIVELY TERMINATED with respect to an Employee's employment with Employer will be deemed to have occurred if Employer:

          (i) demotes Employee to a lesser position, either in title or responsibility, than the highest position held by Employee with Employer at any time during Employee's employment with Employer;

          (ii) decreases Employee's compensation below the highest level in effect at any time during Employee's employment with Employer or reduces Employee's benefits and perquisites below the highest levels in effect at any time during Employee's employment with Employer (other than as a result of any amendment or termination of any employee or group or other executive benefit plan, which amendment or termination is applicable to all executives of Employer); or

          (iii) requires Employee to relocate to a principal place of business more than 25 miles from the principal place of business occupied by Employer on the first day of an Applicable Period.

     (o)  COVENANTS has the meaning ascribed to it in Section 10(i).

     (p)  DESIGNATED INDUSTRY has the meaning ascribed to it in Section
9(a)(i)(1).

     (q) DETERMINATION has the meaning ascribed to such term in Section 1313(a) of the Code.

     (r) DISABILITY with respect to Employee shall be deemed to have occurred whenever Employee is rendered unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months. In the case of any dispute, the determination of Disability will be made by a licensed physician selected by Employer, which physician's decision will be final and binding.

     (s) EMPLOYEE has the meaning ascribed to it in the heading of this Agreement.

     (t) EMPLOYER refers collectively to the Company and its subsidiaries and other affiliates. In Section 10, the term "Employer" shall be deemed to refer to the Company, and for purposes of Section 10, Employee shall be deemed to be employed by the Company and all compensation and benefits paid or provided to Employee by any Employer under this Agreement at any time shall be deemed to have been paid or provided to Employee by the Company.

     (u)  ENTITY has the meaning ascribed to it in Section 10(l)(i)(1).

     (v)  EXCISE TAX has the meaning ascribed to it in Section 10(d)(i).

     (w) GOOD REASON means the termination of Employee's employment with Employer as a result of Employee's commission of a felony or failure to obey written directions delivered to Employee by Employer's Chairman of the Board, President, Chief Executive Officer or its Board of Directors or by any of Employer's Executive Vice Presidents or Senior Vice Presidents.

     (x)  GROSS UP PAYMENT has the meaning ascribed to it in Section 10(d)(i).

     (y) INCENTIVE PLAN means the CompUSA Inc. Long-Term Incentive Plan, as amended from time to time.

     (z)  INVENTIONS has the meaning ascribed to it in Section 7(a).

     (aa) OPTIONS has the meaning ascribed to it in Section 10(i).

     (bb) PARACHUTE PAYMENTS has the meaning ascribed to such term in Section 280G(b)(2) of the Code.

     (cc) PAYMENTS has the meaning ascribed to it in Section 10(d)(i).

     (dd) PRIOR AGREEMENT has the meaning ascribed to it in the opening recital of this Agreement.

     (ee) RESTRICTED STOCK has the meaning ascribed to it in Section 10(i).

     (ff) RIGHTS AGREEMENT has the meaning ascribed to it in Section 10(c).

     (gg) SEPARATION PAYMENT PERIOD has the meaning ascribed to it in Section 6(b)(ii).

     (hh) SEPARATION PAYMENTS has the meaning ascribed to it in Section
6(b)(ii).

     (ii) TARGET BONUS means, with respect to each Employee, the dollar amount that is equal to the established percentage of such Employee's Base Salary that would be paid to Employee under the management incentive bonus plan of Employer assuming the measurement criteria contained in such plan with respect to Employee were achieved for the bonus period in which the Change In Control occurred.

     (jj) TERMINATION PAYMENT has the meaning ascribed to it in Section
10(b)(i).

     (kk) TRIGGERING TERMINATION has the meaning ascribed to it in Section
10(a).

     EXECUTED as of the date and year first above written.

                                       CompUSA Inc.


                                       By ______________________________________
                                          James F. Halpin, President and
                                          Chief Executive Officer



                                       _________________________________________
                                       [Name of Employee]